Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”), effective as of the 25th day of September, 2026 (“Effective Date”), is entered into by and between BioAtla, Inc. (“BioAtla”), a Delaware corporation, and Eric Sievers, an individual (“Consultant”). BioAtla and Consultant are collectively referred to herein as the “Parties” and each may be referred to as a “Party”.

WHEREAS, BioAtla is a global biotherapeutics development company;

WHEREAS, Consultant is engaged in providing the types of consulting services described on Exhibit A (the “Services”); and

WHEREAS, the Parties are desirous of Consultant providing such consulting Services to BioAtla on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the Parties hereby agree as follows:

1. Engagement. BioAtla hereby engages Consultant, and Consultant hereby accepts such engagement, upon the terms and conditions set forth herein during the Term.

2. Services & Compensation. The nature of the Services to be provided by Consultant and the compensation Consultant may receive from BioAtla are set forth in Exhibit A, which is attached hereto and incorporated herein by this reference. The consideration set forth in Exhibit A is the sole consideration potentially payable to Consultant for Services actually rendered under this Agreement, unless otherwise agreed by the Parties in advance in writing.

3. Term. The term of this Agreement shall commence on the Effective Date and shall continue in force through June 30, 2027, unless this Agreement is sooner terminated in accordance with the terms hereof (the “Term”). The Term may be renewed by mutual written agreement of the Parties.

4. Independent Contractor. The Parties expressly intend and agree that Consultant is acting as an independent contractor and not as an employee of BioAtla. Under no circumstances shall Consultant look to BioAtla as Consultant’s employer, or as a partner, agent or principal. Consultant will determine the method, details and means of performing the Services for BioAtla, except as otherwise provided in this Agreement. Consultant shall pay, when and as due, any and all taxes incurred as a result of Consultant’s compensation hereunder, including estimated taxes. Consultant acknowledges and agrees that no payroll or employment taxes of any kind (e.g., FICA, FUTA, country/region, federal or state personal income tax, disability insurance, unemployment tax) shall be withheld or paid by BioAtla. Consultant shall indemnify and hold harmless BioAtla from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations.

5. Equipment. It is not anticipated that any specialized equipment will be required by Consultant to perform the Services but, if required, Consultant shall provide such equipment at Consultant’s own expense. It is agreed that any and all equipment provided by BioAtla shall be surrendered to BioAtla upon expiration or termination of this Agreement. Additionally, any and all equipment provided to Consultant by BioAtla should not be used for any other purpose other than to perform the Services hereunder, nor shall it be transferred to any third party from Consultant.

6. Compliance with Applicable Laws and Policies and Procedures. Consultant agrees to perform the Services in a diligent and conscientious manner with due care, in full compliance with all applicable professional, industry and governmental standards and guidelines, and in accordance with all applicable laws, codes, ordinances, rules and regulations applicable to the Consultant and the Services, including without limitation the applicable data protection laws (collectively, “Applicable Laws”). In connection with the Services, Consultant or Consultant Representatives (as defined in Section 7.2) may be asked to attend meetings on or visit BioAtla’s premises or the premises of third parties (e.g., conference halls, meeting rooms, and similar locations). Consultant will fully comply and adhere to the policies and procedures of BioAtla and/or such third party that are shared with Consultant including, but not limited to: building and facility security, confidentiality, professional attire, no sexual harassment, smoke-free work environment, no workplace threats or violence, no theft or misappropriation of property, no immoral or indecent conduct, no substance abuse, and no firearms. Consultant may be asked to leave any premises in which Consultant is violating any such policies and procedures.

7. Confidentiality; Privacy.

7.1 Acknowledgment of Confidential Information and Proprietary Interest. BioAtla possesses certain Confidential Information (as defined below) and related know-how developed by BioAtla or others on BioAtla’s behalf, and is prepared to disclose (directly or indirectly) such Confidential Information to Consultant for the purpose of Consultant’s performance of the Services. Consultant recognizes the proprietary interest of BioAtla in any and all Confidential Information disclosed by or on behalf of BioAtla whether verbally, in writing, or visually. As used herein, the term “Confidential Information” includes any and all non-public, proprietary and/or confidential information of BioAtla (including those who perform services on behalf of BioAtla) that is disclosed to Consultant in connection with this Agreement. Confidential Information includes, but is not limited to, any and all non-public information of BioAtla encompassed in any and all reports, investigations, experiments, research or developmental work, experimental work, work in progress, plans, proposals, marketing and sales information and data, financial projections, cost summaries, pricing formulas, and all concepts or ideas, materials or information related to the business, products or sales of BioAtla or BioAtla’s licensees or customers which has not previously been released to the public at large by duly authorized representatives of BioAtla, whether or not such information would be enforceable as a trade secret or the copying of which would be enjoined or restrained by a court as constituting unfair competition. Consultant acknowledges and agrees that any and all Confidential Information learned by Consultant in connection with this Agreement or any other engagement by BioAtla, whether developed by Consultant alone or in conjunction with others or otherwise, shall be and is the property of BioAtla.

7.2 Covenant Not to Use or Divulge Confidential Information. Consultant acknowledges and agrees that BioAtla is entitled to prevent the disclosure of Confidential Information. As a portion of the consideration for the engagement of Consultant and for the consideration potentially payable to Consultant in connection with the Services, Consultant agrees at all times during the Term and thereafter to (i) maintain in strict confidence all Confidential Information (using no less than a reasonable degree of care to safeguard and preserve its confidential status), (ii) not disclose or allow to be disclosed, directly or indirectly, any Confidential Information to any person, firm or other entity, other than to persons engaged by BioAtla to further the business of BioAtla or to Consultant’s personnel and authorized subcontractors (collectively, “Representatives”) who (x) need to know the Confidential Information to assist Consultant with the performance of the Services, (y) are aware of the confidential nature of the information, and (z) are bound in writing to Consultant to comply with non-use and confidentiality obligations regarding the Confidential Information that are no less strict than the standards set forth herein, and (iii) not use any Confidential Information except in the performance of the Services and for pursuit of the business of BioAtla, without the prior written consent of BioAtla. Consultant shall be responsible for the breach of this Section 7 by its Representatives. The Consultant expressly agrees that the foregoing includes all Confidential Information developed by Consultant under this Agreement.

7.3 Exceptions. This Agreement imposes no obligations on Consultant with respect to that portion of Confidential Information that the Consultant is able to demonstrate by written evidence (i) was generally in the public domain prior to the Effective Date, or which becomes generally known to the public after the Effective Date through no unlawful or unauthorized act or omission of Consultant or its Representatives, nor in violation of this Agreement, (ii) was independently developed by Consultant without use of or reference to any Confidential Information of BioAtla, or (iii) was disclosed to Consultant without restriction by a third party who had the right to make such disclosure.

7.4 Compulsory Disclosure. If Consultant or its Representatives is requested to produce any of the Confidential Information pursuant to a legal or governmental proceeding or court order, Consultant shall give BioAtla reasonable prior notice of such requirement (unless prohibited by such proceeding or order) and, upon request and at BioAtla’s expense, shall use Consultant’s reasonable efforts to assist BioAtla in objecting to such request and/or obtaining confidential treatment. If Consultant is nonetheless compelled to disclose any Confidential Information, Consultant shall disclose the minimum Confidential Information required to comply with such proceeding or order, and any Confidential Information so disclosed shall continue to be subject to the terms of this Agreement for all other purposes.

7.5 Return of Confidential Information. During the Term or upon termination or expiration of this Agreement, upon BioAtla request, Consultant shall return to BioAtla any tangible written, printed, visual or digital media, or any other materials, documents, property, data or substances, containing Confidential Information, including all copies and excerpts thereof, whether prepared by BioAtla or Consultant. The return of the foregoing shall not affect any continuing obligations of confidentiality and non-use set forth herein.

7.6 No Licenses. No rights, interests, ownership, or licenses in or to the Confidential Information are granted to Consultant or its Representatives by virtue of this Agreement.

8. Ownership of Intellectual Property.

8.1 Disclosure of Intellectual Property. Consultant acknowledges that BioAtla holds the copyright to all memoranda, reports and other materials and Confidential Information provided to Consultant for use in connection with the Services (except where material is attributed to third parties, if any). All memoranda, reports and other materials, information and work product (including Inventions as defined below) developed, or prepared for BioAtla, by Consultant or its Representatives shall be the exclusive property and Confidential Information of BioAtla and shall constitute “work made for hire” for which BioAtla shall hold the exclusive copyright. Consultant shall promptly disclose to BioAtla any and all inventions, developments, discoveries, improvements, processes, techniques, know-how and data, whether or not patentable, made, conceived, reduced to practice or learned by Consultant or its Representatives, either alone or jointly with others, during the term of engagement with BioAtla which (a) result from responsibilities assigned to Consultant by BioAtla, (b) are funded by BioAtla, (c) result from use of facilities owned, leased or contracted for by BioAtla, or (d) result from the use of Confidential Information (all of said inventions, developments, discoveries, improvements, processes, techniques, know-how and data shall be collectively referred to as “Inventions”). Such disclosure shall continue for one (1) year after termination or expiration of this Agreement with respect to any subject matter that would be an Invention if made, conceived, reduced to practice or learned during the Term of this Agreement; provided, however, that should this Agreement be terminated within the one (1) year period commencing with the date of this Agreement such disclosure shall continue for six (6) months after termination of this Agreement. Consultant agrees not to disclose the Inventions to a third party or to use the Inventions for Consultant’s own benefit without BioAtla’s prior written consent. Notwithstanding anything to the contrary herein, Inventions shall not include any invention, development, discovery, improvement, process, technique, know-how, data or other work product developed by Consultant independently on or after the date of this Agreement in connection with Consultant’s employment or services for an unrelated person or entity, provided such work is developed without (i) Consultant breaching any agreement between Consultant and BioAtla (and/or its subsidiaries and affiliates), (ii) use of BioAtla Confidential Information (or other confidential information of BioAtla and/or its subsidiaries or affiliates acquired by Consultant during Consultant’s employment with BioAtla) or (iii) funding, equipment, facilities, employees or other resources of BioAtla and/or its subsidiaries of affiliates and is not conceived or developed in connection with the performance of Services requested by BioAtla under this Agreement or in connection with Consultant’s prior employment with BioAtla.

8.2 Assignment of Intellectual Property. Consultant agrees that all Inventions shall be the sole and exclusive property of BioAtla and its assigns, and BioAtla and its assigns shall be the sole owner of all patents, copyrights and other rights in connection therewith. Consultant hereby assigns to BioAtla any rights Consultant or its Representatives may have or acquire in such Inventions. Consultant represents and warrants that it is duly authorized to make this assignment on behalf of its Representatives. Consultant further agrees as to all Inventions to assist BioAtla, at BioAtla's expense, as is reasonably necessary to obtain, and from time to time enforce, patents on all Inventions in any and all countries. To that end, Consultant shall execute all documents reasonably necessary to apply for and obtain patents on all Inventions and enforce the same, together with any assignments thereof to BioAtla or persons designated by it. In the event that BioAtla is unable for any reason whatsoever to secure Consultant's signature to any lawful and necessary document required to apply for or obtain patents on any such Invention, Consultant hereby irrevocably designates and appoints BioAtla, and its duly authorized officers and agents, as Consultant's agent and attorney-in-fact to act for and on behalf of Consultant to execute and file patent applications on any such Invention and to do all other lawfully permitted acts reasonably necessary to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by Consultant.

9. Termination.

9.1 Termination. Either Party may terminate this Agreement at any time during the Term by giving thirty (30) days prior written notice to the other Party. Additionally, in the event of any breach of this Agreement by Consultant, BioAtla shall have the right to terminate the Services of Consultant immediately upon written notice to Consultant.

9.2 Remedies Upon Breach. In the event of any breach of this Agreement by either Party, the other Party shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to enjoin the other Party from further violating any of the terms of this Agreement or to enforce any remedies that may be available to such Party at law or in equity. The failure of a Party to promptly institute legal action upon any breach of this Agreement shall not constitute a waiver of that or any other breach hereof.

9.3 Return of Materials at Termination. In the event of any expiration or termination of this Agreement, with or without cause, Consultant shall promptly comply with Section 7.5 (Return of Confidential Information) hereof. Consultant shall not take any materials, property, documents or other information, or any reproduction or excerpt thereof, belonging to BioAtla or pertaining to any Confidential Information.

9.4 Obligations Surviving Termination. The obligations of any Section of this Agreement which by their terms are intended to survive termination or expiration of this Agreement shall so survive, including but not limited to Sections 4, 5, 7, 8, 9.2-9.5, and 10.

9.5 Transition Services. In the event one Party notifies the other Party of the intent to terminate the Agreement, or if the Parties anticipate expiration of the Agreement, then upon request from BioAtla Consultant shall coordinate in good faith the transition of any Services being performed by Consultant to another service provider designated by BioAtla. Consultant shall be paid for Consultant’s time and transition services performed at a rate mutually agreed by the Parties in writing in advance.

10. General Provisions; Representatives & Warranties.

10.1 Entire Agreement. This Agreement including the attached exhibits constitutes the entire and exclusive agreement between the Parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, representations and understandings of the Parties with respect thereto including, for the avoidance of doubt, your Retention Bonus Agreement effective March 20, 2026. Nothing herein shall affect compensation or benefits already earned or accrued, vested equity rights, expense reimbursement rights, indemnification rights, or other rights that by their terms survive termination of Consultant’s employment. Notwithstanding the foregoing, any obligations that Consultant has to BioAtla and/or its subsidiaries or affiliates under any agreement(s) entered into by Consultant during his employment with BioAtla shall survive and continue in full force and effect.

10.2 Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the Parties hereto.

10.3 Severability. If any provision of this Agreement shall be held illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such affected provision will be severed from the Agreement to the minimum extent legally required and the remainder of the provision shall be construed so as to be enforceable to the maximum extent permissible by law and in a manner so as to give effect to the original intent of the Parties.

10.4 Waiver. The failure of any Party hereto to insist upon strict compliance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of that provision or right.

10.5 Representations and Warranties.

10.5.1 Consultant represents and warrants to BioAtla that to the best of Consultant’s knowledge, Consultant is permitted to enter into this Agreement and perform the obligations contemplated hereby and that this Agreement and the terms and obligations hereof are not inconsistent with any obligation Consultant owes to any third party, including any government entity or employer, under any contract, policy, law, regulation or any other arrangement binding on Consultant. For the avoidance of doubt, nothing in this Agreement shall prohibit or restrict Consultant from accepting, commencing or performing full-time or other employment, consulting or advisory services for another person or entity, including a biotechnology, pharmaceutical or oncology company, during the Term, in each case, provided that Consultant shall terminate this Agreement with immediate effect (and without obligation on the part of BioAtla) if this Agreement would create any conflict with any obligation Consultant owes to any such employer, person or entity under any contract, policy, law, regulation or any other arrangement binding on Consultant. Consultant may perform such activities concurrently with the Services contemplated by this Agreement, provided that (i) Consultant does not use or disclose BioAtla Confidential Information (or other confidential information of BioAtla and/or its subsidiaries or affiliates acquired by Consultant during Consultant’s employment with BioAtla), (ii) use any funding, facilities, equipment, employees or other resources of BioAtla and/or its subsidiaries of affiliates in connection with such activities and (iii) Consultant otherwise complies with Consultant’s confidentiality and other obligations to BioAtla and its subsidiaries and affiliates.

10.5.2 Consultant represents and warrants to BioAtla that Consultant is experienced, trained and qualified to perform the Services and possesses all necessary, appropriate and valid licenses, approvals and certifications to perform such Services and all obligations under this

Agreement competently and lawfully. Consultant is lawfully authorized to perform the Services in the United States and work under all Applicable Laws and shall perform its obligations under this Agreement: (i) in compliance will all Applicable Laws and standard set forth in Section 6 hereof; (ii) in accordance with ethical business conduct; and (iii) in a manner that does not intentionally adversely affect or reflect upon the business, reputation or goodwill of BioAtla.

10.5.3 Consultant represent and warrants to BioAtla that neither Consultant nor its Representatives or any other individual or entity acting on its behalf will, directly or indirectly, offer or pay, or authorize an offer or payment of, any money or anything of value to any Public Official (defined below), or public entity, with the knowledge or intent that the payment, promise or gift, in whole or in part, will be made in order to influence an official act or decision that will assist BioAtla in securing an improper advantage or in obtaining or retaining business or in directing business to any person or entity. Furthermore, Consultant represents, warrants and covenants to BioAtla that neither Consultant, its Representatives nor any person or entity acting on its/their behalf is a Public Official with the ability to influence an official act. Consultant will notify BioAtla in writing if Consultant, its Representatives, or any person or entity acting on its/their behalf becomes a Public Official with the ability to influence an official act during the Term. For the purpose of this Agreement “Public Official” means any officer or employee of a government, a public international organization or any department or agency thereof, or any person acting in an official capacity, including, for a public agency or enterprise; and any political party or party official, or any candidate for public office.

10.5.4 Consultant hereby represents and warrants to BioAtla that neither Consultant, its Representatives nor any other person retained by Consultant to perform the Services pursuant to this Agreement (i) has previously been “struck-off”, debarred, deregistered or otherwise had its/his/her right to conduct such Services revoked by any national, foreign or international authority/organization (including without limitation the FDA or EMA), (ii) is aware of the initiation of any proceedings involving its/his/her disqualification, deregistration or debarment, or (iii) has been charged with crimes resulting in the revoking of such right. Consultant shall inform BioAtla without delay should any revocation, deregistration or debarment be announced or suspected by Consultant, or if Consultant receives a warning letter from the FDA or EMA, during the performance of the Services described hereunder.

10.5.5 Consultant represents and warrants to BioAtla that Consultant can and will perform the Services required by this Agreement without disclosing or using any confidential information and/or proprietary information obtained by Consultant from a third party, unless otherwise first agreed in writing with BioAtla.

10.6 Successors and Assigns. The rights and obligations of BioAtla under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of BioAtla. Consultant shall not be entitled to assign or delegate, in whole or part, any of Consultant's rights or obligations under this Agreement without BioAtla’s prior written consent.

10.7 Attorneys’ Fees. In the event of any litigation concerning any controversy, claim or dispute between the Parties hereto, arising out of or relating to this Agreement, the breach hereof or the interpretation hereof, the prevailing Party shall be entitled to recover from the other Party expenses, including reasonable attorneys’ fees, and costs incurred therein.

10.8 Audits. Consultant shall maintain complete files and records of all Services provided to, or on behalf of, BioAtla hereunder, as well as all fees and expenses paid in connection with this Agreement. BioAtla and/or any auditor or other representative appointed by BioAtla shall have the right to audit Consultant and examine such records, including supporting documentation and financial records relating to Services, during the Term and for a period of two (2) years thereafter; provided, that any such audit(s) shall be conducted not more than one (1) time per year unless there is just cause, and all audits shall be conducted upon reasonable advance notice to Consultant and during Consultant’s normal business hours, with BioAtla paying the fees for the auditor(s).

10.9 Insurance. Consultant, at its own expense, shall secure and maintain in full force and effect throughout the term of this Agreement insurance coverage for general, professional and contractual liability (including errors and omissions coverage) in commercially reasonable amounts in light of Consultant’s obligations hereunder. Consultant shall provide a certificate of insurance to BioAtla upon request.

10.10 Indemnification. Each Party (as the case may be, the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party, and its officers, directors, shareholders, and employees (as the case may be, the “Indemnified Parties”) from and against third party claims and resulting demands, losses, costs, expenses, obligations, liabilities, damages and recoveries, including without limitation, interest, penalties and reasonable attorney’s fees and costs (collectively, “Losses”), that any Indemnified Party may incur or suffer as a direct result of (i) the negligence, willful misconduct or fraud of an Indemnifying Party in the performance of the Indemnifying Party’s obligations under this Agreement, (ii)the material breach of this Agreement by an Indemnifying Party, or (iii) the failure of an Indemnifying Party to perform its obligations in accordance with any of its representations, warranties and covenants contained in this Agreement, except in each case of (i) through (iii) to the extent that any Losses result directly from any Indemnified Party’s (x) gross negligence, willful misconduct, or fraud, (y) material breach of this Agreement, or (z) failure to perform any obligations in accordance with any of representations, warranties and covenants of an Indemnified Party contained herein. In the event an Indemnified Party receives notice of a claim, it must promptly inform the Indemnifying Party and, where reasonably requested, assist the Indemnifying Party in responding to such claim. The Indemnifying Party shall have the sole right to settle the claim, provided it may not agree to any settlement that admits any fault or wrongdoing on the part of any Indemnified Party, or requires any financial or other obligation to be incurred or owed by an Indemnified Party, without such Indemnified Party’s prior written consent.

10.11 Notices. Any notices or communications provided for in this Agreement to be made by either of the Parties to the other Party shall be in writing and delivered personally or sent by (i) United States mail, registered or certified, postage paid, or (ii) overnight delivery service such as FedEx or UPS addressed as follows:

If to BioAtla:

BioAtla, Inc.
Attn: Contracts
11085 Torreyana Road, Suite 100

San Diego, CA 92121
Phone No. : [●]
Email: [●]

If to Consultant:
Eric Sievers

Email: [●]

Either Party may, by like notice, specify or change an address to which notices and communications shall thereafter be sent. Notices sent by email or facsimile shall be effective upon confirmation of receipt, notices sent by mail or overnight delivery service shall be effective upon receipt and notices given personally shall be effective when delivered.

10.12 Force Majeure. Neither Party shall be liable to the other Party for any failure to perform, or for a delay in performing, any of its obligations under this Agreement if, and to the extent, such Party is prevented from doing so by a cause or causes beyond its control, including without limitation, delays caused by the other Party, acts of God or public enemy, acts of the government in its sovereign or contractual capacity, fire, floods, storms, pandemics, epidemics, civil commotion, earthquakes, riots, strikes, war and restraints of government, or the like. In the event a Party suffers a force majeure event, it shall promptly notify the other Party of the event and shall take commercially reasonable steps to mitigate any impact to the other Party. The Parties shall attempt to resolve any impact to their respective obligations under this Agreement in good faith.

10.13 Securities Law Acknowledgement. The information provided herein may be considered “material information” under the Securities Exchange Act of 1934, as amended, and other State and Federal securities laws, rules and regulations (“SEC”). Consultant acknowledges that BioAtla is a publicly traded corporation and that trading in BioAtla’s securities is subject to regulation under the SEC. Consultant covenants that it will not engage in conduct, such as trading in the BioAtla’s stock or “tipping” any third party, in violation of such laws, rules and regulations.

10.14 Solicitation. Consultant shall not, during the Term of this Agreement, either directly or indirectly solicit or take away, or attempt to solicit or take away, any of BioAtla’s employees either for Consultant or for any other person or entity, provided, however, this section shall not prohibit a Consultant from hiring any person who responds to a general advertisement (including job postings in trade publications, periodicals, or internet websites) or other efforts not specifically directed at employees of BioAtla.

10.15 Governing Law. This Agreement shall be interpreted, construed, governed and enforced according to the laws of the State of California without giving effect to its conflict of laws principles.

10.16 Counterparts. This Agreement may be executed in counterparts, each of which together will be deemed an original, and all of which together will constitute one and the same document. In the event that any signature is delivered by facsimile, PDF copy, or electronic means (including any e-signature program), such signatures will be deemed to have the same effect as original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date set forth above.

BioAtla, Inc. Eric Sievers, M.D.

By: /s/ Jay M. Short /s/ Eric Sievers, M.D.

Name: Jay M. Short

Title: Chairman, Chief Executive Officer & Cofounder

EXHIBIT A

1. Services

2. Compensation